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                               Exhibit 99.1
[GTSI Logo]
                                       Government Technology Services, Inc.
                                                4100 Lafayette Center Drive
                                                  Chantilly, VA  20151-1200
                                                             (703) 502-2000
                                                               www.gtsi.com


          CONTACTS:
          Fern Krauss                             Theda Parrish
          ESTN Communications                     BTG
          (301) 424-9140                          (703) 383-8145
          Fern_Krauss@gtsi.com                    tparrish@btg.com
                                                  CorpComm@btg.com


                 BTG SELLS PRODUCT SALES DIVISION TO GTSI

     CHANTILLY, VA (December 19, 1997) -- BTG, Inc. (Nasdaq:BTGI) and Government Technology Services, Inc. (GTSI) (Nasdaq:GTSI) today announced that they signed a letter of intent whereby BTG would sell substantially all of the assets of the BTG division responsible for reselling computer hardware, software and integrated systems to the Federal Government to GTSI in exchange for three million shares of GTSI stock and eight million dollars in cash. BTG would end up owning 30.8% of the stock of GTSI. In addition, BTG would be entitled to one seat on GTSI's Board of Directors and the two companies would mutually agree to a second director. The transaction is subject to approval of the shareholders of GTSI.

     BTG's and GTSI's management believe this transaction will be positive for all concerned parties because the business partnership allows BTG to focus on and grow its services and integration businesses, obtaining the necessary COTS (commercial off-the-shelf) products from GTSI, and permits GTSI to strengthen and consolidate its dominant federal reseller channel position so that GTSI may better compete in the federal information technology segment.

     BTG President and CEO, Dr. Edward H. Bersoff said, "This transaction will allow BTG to continue to focus on and grow our core business which is to provide services and support to Government and commercial customers. Shareholders, customers, and suppliers will benefit from the size and focus of the two companies. Plus, we and our customers would still share in the logistical efficiencies that GTSI brings to the table."

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BTG SELLS PRODUCT SALES DIVISION TO GTSI                           Page -2-

     Commenting on the acquisition, Dendy Young, President and CEO of GTSI said, "GTSI will be able to leverage its existing distribution infra-structure to provide aggressively-priced product on a timely basis to BTG's and GTSI's customers. This transaction will cement GTSI's position as the dominant federal channel information technology reseller and enable the company to better compete in the federal information technology segment." Dendy Young also noted, "I am very pleased that Dr. Bersoff will be joining our Board of Directors and that the two companies will be working closely together in the future."

     The transaction is expected to take several months to complete.

     GTSI reported a net income of $1.9 million, or $0.27 per share, in the third quarter of calendar 1997. For the same period, BTG reported a loss of $2.3 million, or $0.27 per share.

     Except for historical information, all of the statements, including the benefits of the transaction for both companies, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

     BTG provides information technology services and products to government and commercial clients. The company specializes in systems engineering, integration and network systems, internet/intranet/extranet access and services. The company is headquartered in Fairfax, Virginia. Additional information on BTG is available on the Internet at www.btg.com by e-mail or info@btg.com, or by calling 703-383-8000.







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BTG SELLS PRODUCT SALES DIVISION TO GTSI                           Page -3-

     GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs approx-imately 400 people and provides products and services to Federal, state and local government customers worldwide. Founded in 1983, GTSI has been ranked by Computer Reseller News as one of the top 10 resellers nationwide every year since 1993, when CRN began ranking resellers. Further information may be obtained on the Internet at www.gtsi.com.

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GTSI is a registered service mark of Government Technology Services, Inc.
All other trademarks and service marks are proprietary to their respective owners.